Exhibit 16.1

Certified Public Accountants (a professional corporation)

50 West Broadway, Suite 600 Salt Lake City, UT 84101 (801) 532-7800 Fax (801) 328-4461

January 14, 2019

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street N.E.

Washington, DC 20549 – 7561

Ladies and Gentlemen:

Re: LAZEX, INC.

Commission File No. 333- 214463

We have read the statements of the Company pertaining to our firm included in Item 4.01 of the Form 8-K dated January 14, 2019 and are in agreement with the statements contained in that document pertaining to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Haynie & Company